Somnigroup International Announces New General Counsel

DALLAS, TX, October 9, 2025 – Somnigroup International Inc. (NYSE:SGI) announced today that Kindel Nuno, currently serving as Chief Human Resources Officer of Somnigroup, has been appointed to an expanded leadership role as Chief Human Resources Officer and General Counsel of Somnigroup, effective October 9, 2025.

“Combining the roles of Chief Human Resources Officer and General Counsel brings greater efficiency and agility to the HR and legal functions at the parent company level,” said Thompson. “Over the course of her 18-year legal career, Ms. Nuno has navigated numerous challenges and strategic events impacting Mattress Firm and other clients she represented. Through those experiences, she brings clarity, confidence and integrity to complex decisions, which I know will benefit the Somnigroup team in the years to come.”

About Somnigroup

Somnigroup (NYSE: SGI) is the world’s largest bedding company, dedicated to improving people’s lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

We seek to deliver long-term value for our shareholders through prudent capital allocation, including managing investments in our businesses. We are guided by our core value of Doing the Right Thing and committed to our global responsibility to protect the environment and the communities in which we operate. For more information, please visit www.Somnigroup.com.

Somnigroup Investor Relations Contact

Aubrey Moore
Investor Relations
Somnigroup International Inc.
800-805-3635
Investor.relations@somnigroup.com